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                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM


We have issued our report dated April 25, 2005 accompanying the financial statements of ETC Oklahoma Pipeline, Ltd. as of August 31, 2004 and 2003 and for the year ended August 31, 2004 and for the period from October 1, 2002 through August 31, 2003, and our report dated April 25, 2005, accompanying the carve-out financial statements of the Elk City System (a division of Aquila Gas Pipeline Corporation) for the year ended September 30, 2002 included in the Current Report of Atlas Pipeline Partners, L.P. on Form 8-K to be filed on May 23, 2005. We hereby consent to the incorporation of said reports in the Registration Statement of Atlas Pipeline Partners, L.P. on Form S-3, Amendment No. 1 (File No. 333-113523), effective April 2, 2004.


/S/ GRANT THORNTON LLP


Cleveland, Ohio
May 20, 2005